                                                                   Exhibit 4.1



                              AMERICAN RICE, INC.

                                      AND

                       U.S. TRUST COMPANY OF TEXAS, N.A.

                                    TRUSTEE

                         _____________________________


                                   INDENTURE


                          Dated as of August ___, 1995


                         _____________________________


                                  $100,000,000


                          ___% Mortgage Notes due 2005

                             CROSS-REFERENCE TABLE*

Trust Indenture
  Act Section                                               Indenture Section
310 (a)(1)...............................................                 7.10
    (a)(2) ..............................................                 7.10
    (a)(3) ..............................................                 N.A.
    (a)(4) ..............................................                 N.A.
    (a)(5) ..............................................                 7.10
    (b)  ................................................                 7.10
    (c)  ................................................                 N.A.
311 (a)  ................................................                 7.11
    (b) .................................................                 7.11
    (c) .................................................                 N.A.
312 (a) .................................................                 2.05
    (b) .................................................                11.03
    (c) .................................................                11.03
313 (a)  ................................................                 7.06
    (b)(1) ..............................................                10.03
    (b)(2) ..............................................                 7.07
    (c)   ...............................................           7.06;11.02
    (d) . ...............................................                 7.06
314 (a)   ...............................................           4.03;11.02
    (b)   ...............................................                10.02
    (c)(1) ..............................................                11.04
    (c)(2) ..............................................                11.04
    (c)(3) ..............................................                 N.A.
    (d)  ................................................  10.03,.10.04, 10.05
    (e)  ................................................                11.05
    (f)  ................................................                 N.A.
315 (a)  ................................................                 7.01
    (b)  ................................................           7.05,11.02
    (c)  ................................................                 7.01
    (d)  ................................................                 7.01
    (e)  ................................................                 6.11
316 (a)(last sentence)...................................                 2.09
    (a)(1)(A) ...........................................                 6.05
    (a)(1)(B) ...........................................                 6.04
    (a)(2)  .............................................                 N.A.
    (b)  ................................................                 6.07
    (c)  ................................................                 2.12
317 (a)(1)  .............................................                 6.08
    (a)(2)  .............................................                 6.09
    (b)  ................................................                 2.04
318 (a)  ................................................                11.01
    (b)  ................................................                 N.A.
    (c)  ................................................                11.01

N.A. means not applicable.





*. This Cross-Reference Table is not part of the Indenture.

                               TABLE OF CONTENTS

                                                                                                Page
                                                     ARTICLE 1
                                           DEFINITIONS AND INCORPORATION
                                                    BY REFERENCE
Section 1.01.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Section 1.02.    Other Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 1.03.    Incorporation by Reference of Trust Indenture Act . . . . . . . . . . . . . .   13
Section 1.04.    Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                                     ARTICLE 2
                                                 THE MORTGAGE NOTES
Section 2.01.    Form and Dating . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 2.02.    Execution and Authentication  . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 2.03.    Registrar and Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 2.04.    Paying Agent to Hold Money in Trust . . . . . . . . . . . . . . . . . . . . .   15
Section 2.05.    Holder Lists  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 2.06.    Transfer and Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Section 2.07.    Replacement Mortgage Notes  . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 2.08.    Outstanding Mortgage Notes  . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 2.09.    Treasury Mortgage Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 2.10.    Temporary Mortgage Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 2.11.    Cancellation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 2.12.    Defaulted Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                                                     ARTICLE 3
                                             REDEMPTION AND PREPAYMENT
Section 3.01.    Notices to Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 3.02.    Selection of Mortgage Notes to Be Redeemed  . . . . . . . . . . . . . . . . .   19
Section 3.03.    Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 3.04.    Effect of Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . .   20
Section 3.05.    Deposit of Redemption Price . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 3.06.    Mortgage Notes Redeemed in Part . . . . . . . . . . . . . . . . . . . . . . .   20
Section 3.07.    Optional Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 3.08.    Mandatory Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 3.09.    Offer to Purchase by Application of Excess Proceeds . . . . . . . . . . . . .   21

                                                     ARTICLE 4
                                                     COVENANTS
Section 4.01.    Payment of Mortgage Notes . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 4.02.    Maintenance of Office or Agency . . . . . . . . . . . . . . . . . . . . . . .   23
Section 4.03.    Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.04.    Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.05.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.06.    Stay, Extension and Usury Laws  . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.07.    Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.08.    Dividend and Other Payment Restrictions Affecting Subsidiaries  . . . . . . .   27

Section 4.09.    Incurrence of Indebtedness and Issuance of Preferred Stock  . . . . . . . . . . . .  28
Section 4.10.    Repurchase at Option of Holders Upon Asset Sales  . . . . . . . . . . . . . . . . .  29
Section 4.11.    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 4.12.    Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 4.13.    Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 4.14.    Repurchase at Option of Holders Upon Change of Control  . . . . . . . . . . . . . .  31
Section 4.15.    Advances to Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 4.16.    Limitations on Issuance and Sales of Capital Stock of Wholly Owned Subsidiaries . .  32
Section 4.17.    Limitations on Issuances of Guarantees of Indebtedness  . . . . . . . . . . . . . .  32
Section 4.18.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 4.19.    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 4.20.    New Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                     ARTICLE 5
                                                     SUCCESSORS
Section 5.01.    Merger, Consolidation, or Sale of Assets  . . . . . . . . . . . . . . . . . . . . .  34
Section 5.02.    Successor Corporation Substituted . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                     ARTICLE 6
                                               DEFAULTS AND REMEDIES
Section 6.01.    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 6.02.    Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 6.03.    Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 6.04.    Waiver of Past Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 6.05.    Control by Majority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 6.06.    Limitation on Suits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 6.07.    Rights of Holders of Mortgage Notes to Receive Payment  . . . . . . . . . . . . . .  39
Section 6.08.    Collection Suit by Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 6.09.    Trustee May File Proofs of Claim  . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 6.10.    Priorities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 6.11.    Undertaking for Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                     ARTICLE 7
                                                      TRUSTEE
Section 7.01.    Duties of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 7.02.    Rights of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 7.03.    Individual Rights of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 7.04.    Trustee's Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 7.05.    Notice of Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 7.06.    Reports by Trustee to Holders of the Mortgage Notes . . . . . . . . . . . . . . . .  42
Section 7.07.    Compensation and Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 7.08.    Replacement of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 7.09.    Successor Trustee by Merger, etc  . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 7.10.    Eligibility; Disqualification . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 7.11.    Preferential Collection of Claims Against Company . . . . . . . . . . . . . . . . .  45

                                                     ARTICLE 8
                                      LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance  . . . . . . . . . . . . .  45
Section 8.02.    Legal Defeasance and Discharge  . . . . . . . . . . . . . . . . . . . . . . . . . .  45

Section 8.03.    Covenant Defeasance . . . . . . . . . . . . . . . . . . . . .   46
Section 8.04.    Conditions to Legal or Covenant Defeasance  . . . . . . . . .   46
Section 8.05.    Deposited Money and Government Securities to be Held in
                 Trust; Other Miscellaneous Provisions.  . . . . . . . . . . .   47
Section 8.06.    Repayment to Company  . . . . . . . . . . . . . . . . . . . .   48
Section 8.07.    Reinstatement . . . . . . . . . . . . . . . . . . . . . . . .   48

                                                     ARTICLE 9
                                         AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01.    Without Consent of Holders of Mortgage Notes  . . . . . . . .   49
Section 9.02.    With Consent of Holders of Mortgage Notes . . . . . . . . . .   49
Section 9.03.    Compliance with Trust Indenture Act . . . . . . . . . . . . .   51
Section 9.04.    Revocation and Effect of Consents . . . . . . . . . . . . . .   51
Section 9.05.    Notation on or Exchange of Mortgage Notes . . . . . . . . . .   52
Section 9.06.    Trustee to Sign Amendments, etc . . . . . . . . . . . . . . .   52

                                                     ARTICLE 10
                                              COLLATERAL AND SECURITY
Section 10.01.   Collateral Documents  . . . . . . . . . . . . . . . . . . . .   52
Section 10.02.   Recording and Opinions  . . . . . . . . . . . . . . . . . . .   53
Section 10.03.   Release of Collateral . . . . . . . . . . . . . . . . . . . .   53
Section 10.04.   Certificates of the Company . . . . . . . . . . . . . . . . .   54
Section 10.05.   Certificates of the Trustee . . . . . . . . . . . . . . . . .   54
Section 10.06.   Authorization of Actions to Be Taken by the Trustee
                 Under the Collateral Documents Including the
                 Intercreditor Agreement . . . . . . . . . . . . . . . . . . .   55
Section 10.07.   Authorization of Receipt of Funds by the Trustee Under
                 the Collateral Documents  . . . . . . . . . . . . . . . . . .   55
Section 10.08.   Termination of Security Interest. . . . . . . . . . . . . . .   55

                                                     ARTICLE 11
                                                   MISCELLANEOUS
Section 11.01.   Trust Indenture Act Controls  . . . . . . . . . . . . . . . .   55
Section 11.02.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
Section 11.03.   Communication by Holders of Mortgage Notes with Other
                 Holders of Mortgage Notes . . . . . . . . . . . . . . . . . .   57
Section 11.04.   Certificate and Opinion as to Conditions Precedent  . . . . .   57
Section 11.05.   Statements Required in Certificate or Opinion . . . . . . . .   57
Section 11.06.   Rules by Trustee and Agents . . . . . . . . . . . . . . . . .   57
Section 11.07.   No Personal Liability of Directors, Officers,
                 Employees and Stockholders  . . . . . . . . . . . . . . . . .   58
Section 11.08.   Governing Law . . . . . . . . . . . . . . . . . . . . . . . .   58
Section 11.09.   No Adverse Interpretation of Other Agreements . . . . . . . .   58
Section 11.10.   Successors  . . . . . . . . . . . . . . . . . . . . . . . . .   58
Section 11.11.   Severability  . . . . . . . . . . . . . . . . . . . . . . . .   58
Section 11.12.   Counterpart Originals . . . . . . . . . . . . . . . . . . . .   58
Section 11.13.   Table of Contents, Headings, etc  . . . . . . . . . . . . . .   58

                                    EXHIBITS

         Exhibit A        FORM OF MORTGAGE NOTES

          INDENTURE dated as of __________, 1995 between American Rice, Inc., a Texas corporation (the "Company"), and U.S. Trust Company of Texas, N.A., a national banking association as trustee (the "Trustee").

          The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the __% Mortgage Notes due 2005 (the "Mortgage Notes"):


                                   ARTICLE 1
                         DEFINITIONS AND INCORPORATION
                                  BY REFERENCE

SECTION 1.01.  DEFINITIONS.

          "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person to the extent such Indebtedness is not satisfied and such Lien released at the time of such acquisition.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

          "Agent" means any Registrar, Paying Agent or co-registrar.

          "ARI-Vinafood" means American Rice-Vinafood Co., Ltd., a limited liability company organized under the laws of the Socialist Republic of Vietnam.

          "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales in the ordinary course of business consistent with past practices or sales of accounts receivable, inventory and related collateral to the extent that the lender under the Revolving Credit Loan has a Lien on such assets (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole shall be governed by Section 4.14 or Section 5.01 hereof and not by Section 4.10), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, and (iii) a Restricted Payment that is permitted under
Section 4.07 shall not be deemed to be an Asset Sale.

          "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

          "Board of Directors" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

          "Borrowing Base" means, as of any date, an amount equal to the sum of
(a) 85% of the face amount of all accounts receivable owned by the Company and its Subsidiaries as of such date that are not more than 90 days past due (or 90% of accounts receivable that are backed by letters of credit) and (b) 75% of the lower of the book value (calculated on a FIFO basis) or fair market value of all inventory owned by the Company and its Subsidiaries as of such date and
(c) temporary overadvances in excess of the sum of (a) and (b) as permitted by the lender under the Revolving Credit Loan, each of accounts receivable and inventory calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

          "Business Day" means any day other than a Legal Holiday.

          "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

          "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Cash Equivalents" means (i) U.S. dollars, (ii) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

          "Change of Control" means the occurrence of any of the following:
(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any

"person" (as defined above) acquires a direct or indirect interest in more than 50% of the voting power of the Voting Stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company shall be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

          "Collateral" means, collectively, all assets defined as "Collateral", "Pledged Collateral" or "Mortgaged Property" in any of the Collateral Documents, or any other assets at any time securing the Obligations of the Company under this Indenture and the Mortgage Notes.

          "Collateral Account" means an account established by the Trustee for its benefit and the ratable benefit of the Holders of the Mortgage Notes into which shall be deposited Net Cash Proceeds of sales or other dispositions of Collateral.

          "Collateral Agent" shall mean the Trustee.

          "Collateral Documents" means, collectively, the Freeport Deed of Trust, the Maxwell Deed of Trust, the Stuttgart Mortgage, the Environmental Indemnity, the Company Pledge Agreement, the ERLY Pledge Agreement, the Trademark Security Agreement, the Intercreditor Agreement, if any, and any other pledges, agreements, instruments, financing statements, filings or other documents that evidence, set forth or limit the Lien of the Trustee in the Collateral.

          "Company" means American Rice, Inc., a Texas corporation.

          "Company Pledge Agreement" means the Pledge Agreement executed by the Company in favor of the Trustee for its benefit and the benefit of the Holders, dated as of the date of this Indenture and substantially in the form attached as Exhibit ___ hereto, as such agreement may be amended, modified or supplemented from time to time.

          "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

          "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Subsidiary shall be excluded to the extent and in proportion to the outstanding Voting Stock of such Subsidiary not held of record by such referent Person, (iv) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (v) the cumulative effect of a change in accounting principles shall be excluded.

          "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of this Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of this Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election, elected or appointed to such Board to fill a vacancy caused by the death of a member of the Board of Directors.

          "Corporate Trust Office of the Trustee" shall be at the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to the Company.

          "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

          "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Maturity Date.

          "Environmental Indemnity" means that certain Environmental Indemnity Agreement executed by the Company for the benefit of the Trustee and the Holders of the Mortgage Notes, dated as of the date of this indenture and substantially in the form of Exhibit ____ hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "ERLY" means ERLY Industries Inc., a California corporation.

          "ERLY Intercompany Notes" means collectively (i) that certain intercompany note in favor of the Company, dated the date of this Indenture, in aggregate principal amount of $10.5 million, bearing interest at the same rate as the Mortgage Notes and maturing on December 30, 2004, which ranks senior in right of payment to all existing and future subordinated Indebtedness and pari passu in right of payment with all future senior Indebtedness of ERLY (the " % ERLY Intercompany Note") and (ii) that certain Promissory Note in favor of the Company, dated May 25, 1993, as amended as of the date of this Indenture, in aggregate principal amount of $10.0 million, bearing interest at the rate of 6% per annum and maturing on July 1, 2005 (the "6% ERLY Intercompany Note").

          "ERLY Pledge Agreement" means the Pledge Agreement executed by ERLY in favor of the Trustee for its benefit and the benefit of the Holders, dated as of the date of this Indenture and substantially in the form attached as Exhibit ___ hereto, as such agreement may be amended, modified or supplemented from time to time.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries (in proportion to the Company's ownership interest in each such Subsidiary) for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries (in proportion to the Company's ownership interest in each such Subsidiary) that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries to the extent of such Guarantee or Lien (whether or not such Guarantee or Lien is called upon), and
(iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

          "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings and scheduled payments) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

          "Freeport Deed of Trust" means that certain Leasehold Deed of Trust, Security Agreement, Fixtures Financing Statement, Mortgage and Assignment of Rents, Leases and Leasehold Interests executed by the Company for the benefit of the Trustee and the Holders of the Mortgage Notes, dated as of the date of this Indenture and substantially in the form of Exhibit ___ hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Freeport Facility" means the Company's rice processing and related facilities in Freeport, Texas.

          "Freeport IRBs" means those certain $13,300,000 Variable Rate Demand Marine Terminal Revenue Bonds, Series 1985 (American Rice, Inc. Project) issued by Brazos Harbor Industrial Development Corporation on December 16, 1985.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

          "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

          "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "Holder" means a Person in whose name a Mortgage Note is registered.

          "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided that such indebtedness shall not include indebtedness represented by standby letters of credit to the extent that a Person's payment obligation in respect of such standby letter of credit secures an underlying obligation that otherwise is included as indebtedness of such Person or its Subsidiaries.

          "Indenture" means this Indenture, as amended or supplemented from time to time.

          "Intercreditor Agreement" means that certain Intercreditor Agreement entered into by and between the Trustee and the lender under the Revolving Credit Loan on or before the date of this Indenture, as thereafter amended, supplemented, modified, or replaced (including such agreements entered into by the lender under an agreement constituting Permitted Refinancing Indebtedness with respect to the Revolving Credit Loan), in each case substantially in the form attached hereto as Exhibit ___.

          "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

          "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

          "Management Agreement" means that certain Management Agreement dated as of May 25, 1993 by and between ERLY and the Company.

          "Maturity Date" means __________, 2005.

          "Maxwell Deed of Trust" means that certain Deed of Trust, Assignment of Rents and Fixture Filing executed by the Company for the benefit of the Trustee and the Holders of the Mortgage Notes, dated as of the date of this Indenture and substantially in the form of Exhibit ____ hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Mortgage Notes" means the Company's ___% Mortgage Notes due 2005, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

          "Net Cash Proceeds" means the Net Proceeds of any Asset Sale received in the form of cash or Cash Equivalents.

          "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

          "Net Proceeds" means the aggregate cash and non-cash consideration received by the Company or any of its Subsidiaries in respect of any Asset Sale, including, without limitation, any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary assumed by the transferee in such Asset Sale or otherwise satisfied in connection with such Asset Sale, net of (i) direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts applied to the repayment of Indebtedness (other than the Mortgage Notes), and the value of the Indebtedness assumed by the transferee in such Asset Sale, in each case, to the extent required by the terms of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

          "Revolving Credit Loan" means Indebtedness of the Company under that certain Accounts Financing Agreement by and between the Company and Congress Financial Corporation dated as of May 24, 1993, as amended on or before the date of this Indenture.

          "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

          "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of
Section 11.05 hereof.

          "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section
11.05 hereof, and is in form and substance satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

          "Permitted Investments" means (i) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that are evidenced by Capital Stock or Subsidiary Intercompany Notes which are pledged to the Trustee as Collateral for the Mortgage Notes; (ii) any Investments in Cash Equivalents; (iii) any Investments by the Company or any Subsidiary of the Company in a Person engaged in a Related Business that are evidenced by Capital Stock or Subsidiary Intercompany Notes that are pledged to the Trustee as Collateral for the Mortgage Notes, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in a Related Business or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is engaged in a Related Business; (iv) Restricted Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10; and (v) other Investments in any Person that do not exceed $1.0 million in the aggregate at any time outstanding.

          "Permitted Liens" means (i) Liens securing Indebtedness pursuant to the Revolving Credit Loan, if any, for working capital purposes in an aggregate principal amount not to exceed the Borrowing Base, provided that any Liens on Collateral in favor of the lender under the Revolving Credit Loan shall be junior and subordinate to the Liens in favor of the Trustee under the Collateral Documents and shall be subject to the Intercreditor Agreement; (ii) Liens in favor of the Company or created in favor of the

Trustee pursuant to this Indenture or the Collateral Documents; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the consummation and not made in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;
(iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of this Indenture, including renewals and extensions thereof in connection with Permitted Refinancing Indebtedness (other than Liens securing Indebtedness to be repaid with the proceeds from the sale of the Mortgage Notes and Liens securing the Revolving Credit Loan); (vii) Liens on the Collateral securing obligations in respect of this Indenture and the Mortgage Notes; (viii) ground leases under which the Company is the lessee in respect of the real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (ix) (1) Liens for taxes, assessments or governmental charges or claims or (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen and repairmen or other similar Liens arising in the ordinary course of business, in the case of each of (1) and (2), with respect to amounts that either (A) are not yet delinquent or (B) are being contested in good faith by appropriate proceedings as to which appropriate reserves or other provisions have been made in accordance with GAAP; (x) easements, rights-of-way, restrictions, covenants, mineral reservations, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Subsidiaries; (xi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of Section 4.09 covering only the assets acquired with such Indebtedness; (xii) Liens on the Freeport Facility securing the Freeport IRBs and any letter of credit obtained by the Company if and to the extent required for the Company to remarket the Freeport IRBs; and (xiii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

          "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries permitted hereunder; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed (a) the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded or (b) if such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount to the time the Permitted Refinancing Debt is incurred, or (c) is such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness represented by the Revolving Credit Loan and such Permitted Refinancing Indebtedness also is a revolving credit facility, the amount of the Borrowing Base (in each case, plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness does not require payments of principal prior to the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Mortgage Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Mortgage Notes on terms at least as favorable to the Holders of Mortgage Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) any permitted Refinancing Indebtedness relating to the Revolving Credit Loan will be subject to the Intercreditor Agreement.

          "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint stock company, trust, limited liability company, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

          "Pledged Collateral" means any assets defined as Pledged Collateral in the Company Pledge Agreement or the ERLY Pledge Agreement.

          "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether outstanding on the date hereof or issued after the date of this Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

          "Related Business" means the business of purchasing, processing, bagging, transporting, trading and marketing agricultural products and such business activities as are incidental or related thereto.

          "Responsible Officer," when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

          "Restricted Investment" means an Investment other than a Permitted Investment.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

          "Stuttgart Mortgage" means that certain Mortgage executed by the Company to the Trustee for its benefit and the ratable benefit of the Holders of the Mortgage Notes, dated the date of this Indenture and substantially in the form of Exhibit ____ hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled

(without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

          "Subsidiary Intercompany Notes" means the intercompany promissory notes issued by the Company's Subsidiaries in favor of the Company to evidence advances by the Company, in each case in the form attached as an Exhibit to the Company Pledge Agreement.

          "Tax Sharing Agreement" means that certain Tax Agreement dated May 25, 1993 by and between ERLY and the Company.

          "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section
Section 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

          "Trademark Security Agreement" means that certain Confirmation and Grant of Security Interest in Trademarks and Trademark Applications executed by the Company for the benefit of the Trustee and the Holders of the Mortgage Notes, dated as of the date of this Indenture and substantially in the form of Exhibit ___ hereto, as it may be amended, supplemented or otherwise modified from time to time.

          "Trustee" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

          "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

          "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02.  OTHER DEFINITIONS.

                                                                             Defined in
                 Term                                                          Section
          "Affiliate Transaction"   . . . . . . . . . . . . . . . . .          4.11
          "Asset Sale Offer"  . . . . . . . . . . . . . . . . . . . .          3.09
          "Change of Control Offer"   . . . . . . . . . . . . . . . .          4.14
          "Change of Control Payment"   . . . . . . . . . . . . . . .          4.14

          "Covenant Defeasance"   . . . . . . . . . . . . . . . . . .          8.03
          "Event of Default"  . . . . . . . . . . . . . . . . . . . .          6.01
          "Excess Proceeds"   . . . . . . . . . . . . . . . . . . . .          4.10
          "incur"   . . . . . . . . . . . . . . . . . . . . . . . . .          4.09
          "Legal Defeasance"    . . . . . . . . . . . . . . . . . . .          8.02
          "Offer Amount"  . . . . . . . . . . . . . . . . . . . . . .          3.09
          "Offer Period"  . . . . . . . . . . . . . . . . . . . . . .          3.09
          "Paying Agent"  . . . . . . . . . . . . . . . . . . . . . .          2.03
          "Purchase Date"   . . . . . . . . . . . . . . . . . . . . .          3.09
          "Registrar"   . . . . . . . . . . . . . . . . . . . . . . .          2.03
          "Restricted Payments"   . . . . . . . . . . . . . . . . . .          4.07

SECTION 1.03.  INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.

          Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

          The following TIA terms used in this Indenture have the following meanings:

          "indenture securities" means the Mortgage Notes;

          "indenture security Holder" means a Holder of a Mortgage Note;

          "indenture to be qualified" means this Indenture;

          "indenture trustee" or "institutional trustee" means the Trustee;

          "obligor" on the Mortgage Notes means the Company and any successor obligor upon the Mortgage Notes.

          All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04.  RULES OF CONSTRUCTION.

          Unless the context otherwise requires:

          (1)  a term has the meaning assigned to it;

          (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

          (3)  "or" is not exclusive;

          (4) words in the singular include the plural, and in the plural include the singular;

          (5)  provisions apply to successive events and transactions; and

          (6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.


                                   ARTICLE 2
                               THE MORTGAGE NOTES

SECTION 2.01.  FORM AND DATING.

          The Mortgage Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto. The Mortgage Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Mortgage Note shall be dated the date of its authentication. The Mortgage Notes shall be in denominations of $1,000 and integral multiples thereof.

          The terms and provisions contained in the Mortgage Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 2.02.  EXECUTION AND AUTHENTICATION.

          Two Officers shall sign the Mortgage Notes for the Company by manual or facsimile signature. The Company's seal shall be reproduced on the Mortgage Notes and may be in facsimile form.

          If an Officer whose signature is on a Mortgage Note no longer holds that office at the time a Mortgage Note is authenticated, the Mortgage Note shall nevertheless be valid.

          A Mortgage Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Mortgage Note has been authenticated under this Indenture.

          The Trustee shall, upon a written order of the Company signed by two Officers, authenticate Mortgage Notes for original issue up to an aggregate principal amount of $100,000,000. The aggregate principal amount of Mortgage Notes outstanding at any time may not exceed $100,000,000 except as provided in
Section 2.07 hereof.

          The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Mortgage Notes. An authenticating agent may authenticate Mortgage Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

          The Mortgage Notes shall be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

SECTION 2.03.  REGISTRAR AND PAYING AGENT.

          The Company shall maintain an office or agency in the Borough of Manhattan, City of New York where (a) Mortgage Notes may be presented or surrendered for registration of transfer or for exchange ("Registrar"), (b) Mortgage Notes may be presented or surrendered for payment ("Paying Agent") and
(c) notices and demands to or upon the Company in respect of the Mortgage Notes and this Indenture may be served. The Company may also from time to time designate one or more other offices or agencies where the Mortgage Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Company may act as its own Registrar or Paying Agent except that for the purposes of Articles Three and Eight and Sections 4.10 and 4.14, neither the Company nor any Subsidiary shall act as Paying Agent. The Registrar shall keep a register of the Mortgage Notes and of their transfer and exchange. The Company, upon notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term "Paying Agent" includes any additional paying agent.
The Company initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

          The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04.  PAYING AGENT TO HOLD MONEY IN TRUST.

          The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Mortgage Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Mortgage Notes.

SECTION 2.05.  HOLDER LISTS.

          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Mortgage Notes and the Company shall otherwise comply with TIA Section 312(a).

SECTION 2.06.  TRANSFER AND EXCHANGE.

          (a) Transfer and Exchange of Mortgage Notes. When Mortgage Notes are presented by a Holder to the Registrar with a request to register the transfer of the Mortgage Notes or to exchange such Mortgage Notes for an equal principal amount of Mortgage Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Mortgage Notes presented or surrendered for register of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing.

          (b)  General Provisions Relating to Transfers and Exchanges.

               (i) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.07, 4.10, 4.14 and 9.05 hereto).

               (ii) The Registrar shall not be required to register the
                    transfer of or exchange any Mortgage Note selected for redemption in whole or in part, except the unredeemed portion of any Mortgage Note being redeemed in part.

              (iii) All Mortgage Notes issued upon transfer or exchange of
                    Mortgage Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Mortgage Notes surrendered upon such transfer or exchange.

               (iv) The Company shall not be required:

                    (A) to issue, to register the transfer of or to exchange Mortgage Notes during a period beginning at the opening of business 15 days before the day of any selection of Mortgage Notes for redemption under
                          Section 3.02 hereof and ending at the close of business on the day of selection; or

                    (B) to register the transfer of or to exchange any Mortgage Note so selected for redemption in whole or in part, except the unredeemed portion of any Mortgage Note being redeemed in part; or

                    (C) to register the transfer of or to exchange a Mortgage Note between a record date and the next succeeding interest payment date.

               (v) Prior to due presentment for the registration of a transfer of any Mortgage Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Mortgage Note is registered as the absolute owner of such Mortgage Note for the purpose of receiving payment of principal of and interest on such Mortgage Notes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

SECTION 2.07.  REPLACEMENT MORTGAGE NOTES.

          If any mutilated Mortgage Note is surrendered to the Trustee, or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Mortgage Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Mortgage Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Mortgage
Note is replaced. The Company may charge for its expenses in replacing a Mortgage Note.

          Every replacement Mortgage Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Mortgage Notes duly issued hereunder.

SECTION 2.08.  OUTSTANDING MORTGAGE NOTES.

          The Mortgage Notes outstanding at any time are all the Mortgage Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Mortgage Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Mortgage Note.

          If a Mortgage Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Mortgage Note is held by a bona fide purchaser.

          If the principal amount of any Mortgage Note is considered paid under
Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

          If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Mortgage Notes payable on that date, then on and after that date such Mortgage Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.  TREASURY MORTGAGE NOTES.

          In determining whether the Holders of the required principal amount of Mortgage Notes have concurred in any direction, waiver or consent, Mortgage Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Mortgage Notes that a Trustee knows are so owned shall be so disregarded.

SECTION 2.10.  TEMPORARY MORTGAGE NOTES.

          Until definitive Mortgage Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Mortgage Notes upon a written order of the Company signed by two

Officers of the Company. Temporary Mortgage Notes shall be substantially in the form of definitive Mortgage Notes but may have variations that the Company considers appropriate for temporary Mortgage Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Mortgage Notes in exchange for temporary Mortgage Notes. Holders of temporary Mortgage Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.  CANCELLATION.

          The Company at any time may deliver Mortgage Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Mortgage Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Mortgage Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Mortgage Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Mortgage Notes shall be delivered to the Company. The Company may not issue new Mortgage Notes to replace Mortgage Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.  DEFAULTED INTEREST.

          If the Company defaults in a payment of interest on the Mortgage Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Mortgage Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Mortgage Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.


                                   ARTICLE 3
                           REDEMPTION AND PREPAYMENT

SECTION 3.01.  NOTICES TO TRUSTEE.

          If the Company elects to redeem Mortgage Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Mortgage Notes to be redeemed and (iv) the redemption price.

SECTION 3.02.  SELECTION OF MORTGAGE NOTES TO BE REDEEMED.

          If less than all of the Mortgage Notes are to be redeemed at any time, the Trustee shall select the Mortgage Notes to be redeemed among the Holders of the Mortgage Notes in compliance with the requirements of the principal national securities exchange on which the Mortgage Notes are listed or on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate; provided, however, that no Mortgage Notes of $1,000 or less shall be redeemed in part.

          The Trustee shall promptly notify the Company in writing of the Mortgage Notes selected for redemption and, in the case of any Mortgage Note selected for partial redemption, the principal amount thereof to be redeemed. Mortgage Notes and portions of Mortgage Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Mortgage Notes of a Holder are to be redeemed, the entire outstanding amount of Mortgage Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as otherwise provided for in this Section 3.02, provisions of this Indenture that apply to Mortgage Notes called for redemption also apply to portions of Mortgage Notes called for redemption.

SECTION 3.03.  NOTICE OF REDEMPTION.

          Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Mortgage Notes are to be redeemed at its registered address.

          The notice shall identify the Mortgage Notes to be redeemed and shall state:

          (a)  the redemption date;

          (b)  the redemption price;

          (c) if any Mortgage Note is being redeemed in part, the portion of the principal amount of such Mortgage Note to be redeemed and that, after the redemption date upon surrender of such Mortgage Note, a new Mortgage Note or Mortgage Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Mortgage Note;

          (d)  the name and address of the Paying Agent;

          (e) that Mortgage Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

          (f) that, unless the Company defaults in making such redemption payment, interest on Mortgage Notes called for redemption ceases to accrue on and after the redemption date;

          (g) the paragraph of the Mortgage Notes and/or Section of this Indenture pursuant to which the Mortgage Notes called for redemption are being redeemed; and

          (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Mortgage Notes.

          At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04.  EFFECT OF NOTICE OF REDEMPTION.

          Once notice of redemption is mailed in accordance with Section 3.03 hereof, Mortgage Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 3.05.  DEPOSIT OF REDEMPTION PRICE.

          One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Mortgage Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Mortgage Notes to be redeemed.

          If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Mortgage Notes or the portions of Mortgage Notes called for redemption. If a Mortgage Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Mortgage Note was registered at the close of business on such record date. If any Mortgage Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Mortgage Notes and in
Section 4.01 hereof.

SECTION 3.06.  MORTGAGE NOTES REDEEMED IN PART.

          Upon surrender of a Mortgage Note that is redeemed in part, the Company shall issue and, upon the Company's written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Mortgage Note equal in principal amount to the unredeemed portion of the Mortgage Note surrendered.

SECTION 3.07.  OPTIONAL REDEMPTION.

          (a)  The Mortgage Notes shall not be redeemable at the Company's
option prior to         , 2000.  Thereafter, the Mortgage Notes shall be
subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on __________ of the years indicated below:


                 YEAR                                                                PERCENTAGE
                 ----                                                                ----------
                 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    _______%
                 2001   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    _______%
                 2002   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    _______%
                 2003 and thereafter  . . . . . . . . . . . . . . . . . . . . . . .    100.000%

          (b) Notwithstanding the foregoing, until ________, 1998 the Company may redeem at its option up to one-third of the initial aggregate principal amount of the Mortgage Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net proceeds received by the Company from a public offering of common stock of the Company; provided that at least two-thirds of the initial aggregate principal amount of the Mortgage Notes remains outstanding immediately after the occurrence of such redemption and such redemption shall occur within 60 days of the date of the closing of such public offering.

          (c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

SECTION 3.08.  MANDATORY REDEMPTION.

          Except as set forth under Sections 4.10 and 4.14 hereof, the Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Mortgage Notes.

SECTION 3.09.  OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS.

          In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Mortgage Notes (an "Asset Sale Offer"), it shall follow the procedures specified below.

          The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Mortgage Notes required to be purchased pursuant to Section 4.10 hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Mortgage Notes tendered in response to the Asset Sale Offer. Payment for any Mortgage Notes so purchased shall be made in the same manner as interest payments are made.

          If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Mortgage Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Mortgage Notes pursuant to the Asset Sale Offer.

          Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Mortgage Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

          (a)  that the Asset Sale Offer is being made pursuant to this Section
     3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

          (b)  the Offer Amount, the purchase price and the Purchase Date;

          (c) that any Mortgage Note not tendered or accepted for payment shall continue to accrete or accrue interest;

          (d) that, unless the Company defaults in making such payment, any Mortgage Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;

          (e) that Holders electing to have a Mortgage Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Mortgage Note purchased and may not elect to have only a portion of such Mortgage Note purchased;

          (f) that Holders electing to have a Mortgage Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Mortgage Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Mortgage Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

          (g) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Mortgage Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Mortgage Note purchased;

          (h) that, if the aggregate principal amount of Mortgage Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Mortgage Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Mortgage Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

          (i) that Holders whose Mortgage Notes were purchased only in part shall be issued new Mortgage Notes equal in principal amount to the unpurchased portion of the Mortgage Notes surrendered (or transferred by book-entry transfer).

          On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Mortgage Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Mortgage Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Mortgage Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Mortgage Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Mortgage Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Mortgage Note to such Holder, in a principal amount equal to any unpurchased portion of the Mortgage Note surrendered. Any Mortgage Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.
The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

          Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.


                                   ARTICLE 4
                                   COVENANTS

SECTION 4.01.  PAYMENT OF MORTGAGE NOTES.

          The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Mortgage Notes on the dates and in the manner provided in the Mortgage Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

          The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Mortgage Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.  MAINTENANCE OF OFFICE OR AGENCY.

          The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Mortgage Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Mortgage Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

          The Company may also from time to time designate one or more other offices or agencies where the Mortgage Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

          The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

SECTION 4.03.  REPORTS.

          Whether or not required by the rules and regulations of the SEC, so long as any Mortgage Notes are outstanding, the Company shall furnish to the Holders of Mortgage Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company also shall comply with the other provisions of Sections 314(a) and 314(b) of the Trust Indenture Act.

SECTION 4.04.  COMPLIANCE CERTIFICATE.

          (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Collateral Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Collateral Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Mortgage Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

          (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article Four or Article Five hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

          (c) The Company shall, so long as any of the Mortgage Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default or any default under any lease, mortgage or indenture described in Section 6.01(e) or 6.01(f), an Officers' Certificate specifying such Default, Event of Default or any other default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05.  TAXES.

          The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith by appropriate proceedings and an adequate reserve has been established therefor to the extent required by GAAP or where the failure to make such payment or effect such discharge (together with all other such failures) would not have a material adverse effect on the financial condition or results or operations of the Company.

SECTION 4.06.  STAY, EXTENSION AND USURY LAWS.

          The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Mortgage Notes or that may affect the covenants or the performance of this Indenture or any Collateral Documents; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.  RESTRICTED PAYMENTS.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Mortgage Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) in the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of this Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of
     (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $2.0 million.

          The foregoing provisions shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of this Indenture, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) any payment or other distribution pursuant to the terms of the Management Agreement and the Tax Sharing Agreement, as such agreements exist on the date of this Indenture; (vi) any payments of dividends or distributions on account of the Equity Interests in ARI-Vinafood held by Central Food Corporation II, a company organized under the laws of the Socialist Republic of Vietnam ("Central Food Corporation II"), provided that, concurrently with such payments ARI-Vinafood pays to the Company a dividend or distribution on account of the Company's Equity Interests in ARI-Vinafood proportionate to the Company's ownership interest in ARI-Vinafood; (vii) capital contributions by the Company to ARI-Vinafood pursuant to that certain Joint Venture Contract dated July 27, 1994 between Central Food Corporation II and the Company in an aggregate amount not to exceed $1.0 million; (viii) a loan of $10.5 million in aggregate principal amount to ERLY that is evidenced by the ___% ERLY Intercompany Note and pledged to the Trustee as Collateral for the Mortgage Notes; and (ix) any intercompany loan by the Company to any Subsidiary that is not a Wholly Owned Subsidiary of up to $2.0 million and which is evidenced by a Subsidiary Intercompany Note that is pledged to the Trustee as Collateral for the Mortgage Notes, provided that the aggregate amount of all such loans may not exceed $10.0 million at any one time; provided further that (a) any subsequent issuance or transfer of Equity Interests that results in the Obligations under any such intercompany loan being owed by a Person other than a Subsidiary of the Company and (b) any sale or other transfer of the Obligations under any such intercompany loan to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute a Restricted Payment by the Company or such Subsidiary, as the case may be.

          The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section were computed, which calculations may be based upon the Company's latest available financial statements.

SECTION 4.08.  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) existing Indebtedness as in effect on the date of this Indenture, (b) this Indenture and the Mortgage Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of this Indenture, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (g) Permitted Refinancing Indebtedness, provided that the restrictions of the nature described in clauses (i), (ii) and
(iii) above contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

SECTION 4.09.  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and its Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

          The foregoing provisions shall not apply to:

               (i) the incurrence by the Company of revolving credit Indebtedness and letters of credit pursuant to the Revolving Credit Loan for working capital purposes (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount not to exceed the amount of the Borrowing Base;


               (ii) the incurrence by the Company of Indebtedness represented by the Mortgage Notes;

               (iii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by this Indenture to be incurred;

               (iv) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding; provided that none of the Company or the Subsidiaries shall incur any Indebtedness pursuant to this clause (iv) that creates a security interest in, causes a Lien (other than a Permitted
     Lien) to be placed against or otherwise encumbers the Collateral;

               (v) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that, except to the extent that such Indebtedness may be incurred pursuant to the next paragraph, (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Wholly Owned Subsidiary, as the case may be;

               (vi) the incurrence by any Subsidiary of the Company that is not a Wholly Owned Subsidiary of intercompany Indebtedness between the Company and such Subsidiary in an aggregate principal amount not to exceed $2.0 million at any time with respect to such Subsidiary; provided that the aggregate amount of Indebtedness incurred by the Company's Subsidiaries pursuant to this paragraph (vi) shall not exceed $10.0 million at any one time;

               (vii) the incurrence by the Company of Indebtedness under a letter of credit in such amount and to the extent necessary to remarket the Freeport IRBs; and

               (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness not otherwise permitted to be incurred pursuant to the provisions described above in an aggregate principal amount not to exceed $2.0 million at any one time outstanding.

SECTION 4.10.  REPURCHASE AT OPTION OF HOLDERS UPON ASSET SALES.

          The Company shall not, and shall not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(ii) at least 85% of the Net Proceeds therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that, with respect to any disposition of property held for sale on the date of this Indenture, as reflected on the Company's balance sheets contained in its consolidated financial statements, at least 50% of the Net Proceeds therefor received by the Company must be in the form of cash or Cash Equivalents; and provided further that any notes or other obligations received by the Company or any Subsidiary as consideration in connection with an Asset Sale shall be counted as "Net Proceeds" only to the extent such notes or other obligations are immediately converted by the Company or such Subsidiary into cash (and then only to the extent of the cash received).

          Within one year after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the Subsidiary, as the case may be) may apply such Net Cash Proceeds to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in a Related Business; provided, that if any Collateral is sold, (a) any Net Proceeds received from such Asset Sale that are not in the form of cash or Cash Equivalents shall be pledged to the Trustee to secure the Company's Obligations under the Mortgage Notes and this Indenture; (b) if the Net Cash Proceeds from such sales (either individually or when combined with the Excess Proceeds (as defined below) from sales of Collateral during such one year period) exceed $1.0 million, then such Net Cash Proceeds shall be held in a segregated Collateral Account (which may, at the Company's option, be invested in Cash Equivalents) that will be pledged to the Trustee to secure the Company's Obligations under the Mortgage Notes and this Indenture until such Net Cash Proceeds are either reinvested or applied to redeem the Mortgage Notes as described below; and (c) if any such Net Cash Proceeds are reinvested, such Net Cash Proceeds shall only be reinvested in the type of assets of the Company defined as Collateral under the Collateral Documents and similar in character to the assets sold, and only if the assets acquired by such reinvestment are subject to a perfected Lien in favor of the Trustee (with the same priority as the Lien on the Collateral that was the subject of the Asset
Sale).

          Any Net Cash Proceeds from any Asset Sales that are not applied or reinvested as provided above shall be deemed to constitute "Excess Proceeds." Pending the final application of any such Net Cash Proceeds (other than proceeds from an Asset Sale of assets constituting Collateral), the Company or such Subsidiary may temporarily reduce the Revolving Credit Loan or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture. When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall make an Asset Sale Offer to purchase the maximum principal amount of Mortgage Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in Section 3.09 hereof. To the extent that the aggregate amount of Mortgage Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Mortgage Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Mortgage Notes in accordance with
Section 3.02 hereof. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SECTION 4.11.  TRANSACTIONS WITH AFFILIATES.

          The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that (x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Subsidiaries and (z) transactions permitted by the provisions of this Indenture set forth in Section 4.07, in each case, shall not be deemed Affiliate Transactions.

SECTION 4.12.  LIENS.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

SECTION 4.13.  CORPORATE EXISTENCE.

          Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Mortgage Notes.

SECTION 4.14.  REPURCHASE AT OPTION OF HOLDERS UPON CHANGE OF CONTROL.

          Upon the occurrence of a Change of Control, each Holder of Mortgage Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Mortgage Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% (or 100% if such Change of Control occurs on or after ________, 2003) of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Mortgage Notes pursuant to the procedures required by this Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Mortgage Notes as a result of a Change of Control.

          On the date of the Change of Control Payment, the Company shall, to the extent lawful, (1) accept for payment all Mortgage Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Mortgage Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Mortgage Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Mortgage Notes or portions thereof being purchased by the Company. The paying agent shall promptly mail to each Holder of Mortgage Notes so tendered the Change of Control Payment for such Mortgage Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Mortgage Note equal in principal amount to any unpurchased portion of the Mortgage Notes surrendered, if any; provided that each such new Mortgage Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of the Change of Control Payment.

SECTION 4.15.  ADVANCES TO SUBSIDIARIES.

          All advances to Subsidiaries made by the Company from time to time after the date of this Indenture shall be evidenced by unsecured Subsidiary Intercompany Notes in favor of the Company that shall be pledged to the Trustee as Collateral to secure the Mortgage Notes. All advances by the Company to any Subsidiary of the Company outstanding on the date of this Indenture shall be evidenced by an unsecured Subsidiary Intercompany Note that shall be pledged to the Trustee as Collateral for the Mortgage Notes. Each Subsidiary Intercompany Note shall be payable upon demand, shall bear interest at the same rate as the Mortgage Notes, shall be pari passu in right of payment with all present and future senior Indebtedness of the Subsidiary to which such loan is made and senior to all future subordinated Indebtedness of such Subsidiary.

SECTION 4.16. LIMITATIONS ON ISSUANCE AND SALES OF CAPITAL STOCK OF WHOLLY OWNED SUBSIDIARIES.

          The Company (i) shall not, and shall not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company), unless (a) such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the Net Cash Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with Section 4.10 hereof, and (ii) shall not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company. Any Capital Stock so issued shall be pledged to the Trustee.

SECTION 4.17.  LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS.

          The Company shall not permit any Subsidiary, directly or indirectly, to Guarantee the payment of any Indebtedness other than such Indebtedness represented by the Mortgage Notes and the Revolving Credit Loan or secure the payment of any Indebtedness, other than with accounts receivable, inventory (and the proceeds therefrom) and related collateral, unless such Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for the (i) Guarantee of the payment of the Mortgage Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness, and (ii) a security interest (other than on accounts receivable, inventory (and the proceeds therefrom) and related collateral) securing such Guarantee on the Mortgage Notes that ranks pari passu with the Liens securing such Indebtedness. Notwithstanding the foregoing, any such guarantee by a Subsidiary of the Mortgage Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the release or discharge of such Guarantee of such Indebtedness, except a discharge by or as a result of payment under such Guarantee, or (b) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture. The form of such Guarantee shall be substantially in the form attached as Exhibit ___ hereto.

SECTION 4.18.  INSURANCE.

          Until the Mortgage Notes have been paid in full, the Company shall, and shall cause its Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty, and shall have provided insurance certificates evidencing such insurance to the Trustee prior to the date of this Indenture and shall thereafter provide evidence of such insurance within 30 days of the anniversary or renewal date of each such policy, which certificate shall expressly state the expiration date for each policy listed. Notwithstanding the foregoing, customary insurance coverage for the purposes of this Indenture shall include the following: (i) workers' compensation insurance to the extent required to comply with all applicable state, territorial, or United States laws and regulations or the laws and regulations of any other applicable jurisdiction; (ii) comprehensive general liability insurance with minimum limits of $1.0 million; (iii) umbrella or excess liability insurance providing liability limits over and above the foregoing insurance up to a minimum limit of $25.0 million; (iv) property insurance protecting the property against such risks and hazards (other than earthquakes) as are from time to time covered by an "all-risk" policy or a property policy covering "special" causes of loss (such insurance shall provide coverage in not less than the lesser of 120% of the outstanding principal amount of Mortgage Notes plus accrued and unpaid interest and 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any fixtures, equipment or improvements and with a deductible no greater than $250,000 (other than flood insurance, for which the deductible may be up to 10% of such replacement value or such greater amount as is available on reasonably commercial terms)); and (v) such insurance of any leased real or personal property as is required by the terms of the applicable lease. All insurance required under this Indenture (except worker's compensation) shall name the Trustee as an additional insured or loss payee, as applicable. All such insurance policies shall be issued by carriers having an A.M. Best & Company, Inc. rating of A-- or higher, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

SECTION 4.19.  FURTHER ASSURANCES.

          The Company shall (and shall cause each of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time or as the Trustee may reasonably request in order (i) to carry out more effectively the purposes of the Collateral Documents, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created hereby or thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the Trustee or under any other instrument executed in connection therewith or granted by the Company under the Collateral Documents or under any other instrument executed in connection therewith.

SECTION 4.20.  NEW SUBSIDIARIES.

          The Company shall not create or otherwise cause or suffer to exist any new direct Subsidiary of the Company unless the Capital Stock of such Subsidiary owned by the Company and any Subsidiary Intercompany Note to which such Subsidiary becomes a party are pledged as Collateral pursuant to the Collateral Documents. The Company shall not create, cause or suffer to exist or allow any direct Subsidiary to create, cause or suffer to exist any Subsidiary of a Subsidiary owned in whole or in part by the Company.

                                   ARTICLE 5
                                   SUCCESSORS

SECTION 5.01.  MERGER, CONSOLIDATION, OR SALE OF ASSETS.

          The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

          (a) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Mortgage Notes, this Indenture and the Collateral Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

          (c) immediately after such transaction no Default or Event of Default exists;

          (d) the owner of the Capital Stock of the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made shall have pledged to the Trustee all of the issued and outstanding Capital Stock of the surviving corporation or the Company, as the case may be (with the same priority as the Lien on the Capital Stock of the Company owned by ERLY);

          (e) the perfection and priority of the Liens in the Collateral in favor of the Trustee are not impaired, except for the Lien on the Capital Stock of the Company owned by ERLY, which Lien may be released upon such merger, consolidation or sale of assets if the other conditions herein are satisfied; and

          (f) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, (A) shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09.

SECTION 5.02.  SUCCESSOR CORPORATION SUBSTITUTED.

          Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Company" shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Mortgage Notes except in the case of a sale of all of the Company's assets that meets the requirements of Section 5.01 hereof.


                                   ARTICLE 6
                             DEFAULTS AND REMEDIES

SECTION 6.01.  EVENTS OF DEFAULT.

          An "Event of Default" occurs if:

               (a) the Company defaults in the payment when due of interest on, the Mortgage Notes and such default continues for a period of 30 days;

               (b) the Company defaults in the payment when due of principal of or premium, if any, on the Mortgage Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase), acceleration or otherwise;

               (c) the Company or any Subsidiary fails for 15 days after notice from the Trustee to comply with any of the provisions of Sections 4.07, 4.09, 4.10 or 4.14 hereof;

               (d) the Company or any Subsidiary fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture, the Mortgage Notes or the Collateral Documents for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Mortgage Notes then outstanding;

               (e) an "Event of Default" under and as defined in either of the lease agreements relating to real property leased by the Company at the Freeport Facility or the Maxwell Facility;

               (f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more or is secured by a Lien that is prior to the Lien in favor of the Trustee;

               (g) any Collateral Document shall be held to be unenforceable or otherwise invalid (except as expressly set forth therein or in this Indenture) or the Lien created by any Collateral Document in any asset or assets with a fair market value in excess of $5.0 million ceases to be a valid and perfected Lien with the same priority as the Lien specified in such Collateral Document, subject only to Permitted Liens;

               (h) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary and such judgment or judgments remain unpaid, undischarged or unstayed for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million;

               (i) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

                    (i)   commences a voluntary case,

                    (ii) consents to the entry of an order for relief against it in an involuntary case,

                    (iii) consents to the appointment of a custodian of it or
               for all or substantially all of its property,

                    (iv) makes a general assignment for the benefit of its creditors, or

                    (v)  generally is not paying its debts as they become due;
               or

               (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                    (i) is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

                    (ii) appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

                    (iii) orders the liquidation of the Company or any of its
               Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

          and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02.  ACCELERATION.

          If any Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.01 hereof with respect to the Company, any Significant Subsidiary or any group of Significant Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Mortgage Notes may declare all the Mortgage Notes to be due and payable immediately. Upon any such declaration, the Mortgage Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (i) or (j) of Section 6.01 hereof occurs with respect to the Company, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Mortgage Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Mortgage Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

          If an Event of Default occurs on or after ____________, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any of its Subsidiaries with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Mortgage Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Mortgage Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Mortgage Notes to the contrary notwithstanding. If an Event of Default occurs prior to ________ __, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any of its Subsidiaries with the intention of avoiding the prohibition on redemption of the Mortgage Notes prior to such date, then, upon acceleration of the Mortgage Notes, an additional premium shall also become and be immediately due and payable in an amount, for each of the years beginning on ______ of the years set forth below, as set forth below (expressed as a percentage of the Accreted Value to the date of payment that would otherwise be due but for the provisions of this sentence):

                 YEAR                                                                   PERCENTAGE
                 ----                                                                   ----------
                 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        _______%
                 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        _______%
                 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        _______%
                 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        _______%
                 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        _______%

SECTION 6.03.  OTHER REMEDIES.

          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Mortgage Notes or to enforce the performance of any provision of the Mortgage Notes or this Indenture or any Collateral Documents.

          The Trustee may maintain a proceeding even if it does not possess any of the Mortgage Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Mortgage Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.  WAIVER OF PAST DEFAULTS.

          Holders of not less than a majority in aggregate principal amount of the then outstanding Mortgage Notes by notice to the Trustee may on behalf of the Holders of all of the Mortgage Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Mortgage Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Mortgage Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.  CONTROL BY MAJORITY.

          Holders of a majority in principal amount of the then outstanding Mortgage Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Collateral Documents or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Mortgage Notes or that may involve the Trustee in personal liability.

SECTION 6.06.  LIMITATION ON SUITS.

          A Holder of a Mortgage Note may pursue a remedy with respect to this Indenture or the Mortgage Notes only if:

          (a) the Holder of a Mortgage Note gives to the Trustee written notice of a continuing Event of Default;

          (b) the Holders of at least 25% in principal amount of the then outstanding Mortgage Notes make a written request to the Trustee to pursue the remedy;

          (c) such Holder of a Mortgage Note or Holders of Mortgage Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

          (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

          (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Mortgage Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Mortgage Note may not use this Indenture to prejudice the rights of another Holder of a Mortgage Note or to obtain a preference or priority over another Holder of a Mortgage Note.

SECTION 6.07.  RIGHTS OF HOLDERS OF MORTGAGE NOTES TO RECEIVE PAYMENT.

          Notwithstanding any other provision of this Indenture, the right of any Holder of a Mortgage Note to receive payment of principal, premium, if any, and interest on the Mortgage Note, on or after the respective due dates expressed in the Mortgage Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder, except that no Holder shall have the right to institute any suit if and to the extent that the institution or prosecution thereof, or entry or enforcement of any judgment resulting therefrom, would under applicable law result in the surrender, impairment, waiver or loss of any Lien created pursuant to any Collateral Document.

SECTION 6.08.  COLLECTION SUIT BY TRUSTEE.

          If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest on remaining unpaid on the Mortgage Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.  TRUSTEE MAY FILE PROOFS OF CLAIM.

          The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Mortgage Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Mortgage Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Mortgage Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.  PRIORITIES.

          If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order, subject to the terms of any Intercreditor Agreement:

          First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

          Second: to Holders of Mortgage Notes for amounts due and unpaid on the Mortgage Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Mortgage Notes for principal, premium, if any, and interest, respectively; and

          Third: to the Company or to such party as a court of competent jurisdiction shall direct.

          The Trustee may fix a record date and payment date for any payment to Holders of Mortgage Notes pursuant to this Section 6.10.

SECTION 6.11.  UNDERTAKING FOR COSTS.

          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Mortgage Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Mortgage Notes.


                                   ARTICLE 7
                                    TRUSTEE

SECTION 7.01.  DUTIES OF TRUSTEE.

          (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

          (b)  Except during the continuance of an Event of Default:

               (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

               (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

          (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

               (i) this paragraph does not limit the effect of paragraph (b) of this Section;

               (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

               (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

          (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section.

          (e) No provision of this Indenture or any Collateral Document shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture or any Collateral Document at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

          (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.  RIGHTS OF TRUSTEE.

          (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

          (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

          (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

          (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any Collateral Document at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.03.  INDIVIDUAL RIGHTS OF TRUSTEE.

          The Trustee in its individual or any other capacity may become the owner or pledgee of Mortgage Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.  TRUSTEE'S DISCLAIMER.

          The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Documents or the Mortgage Notes, it shall not be accountable for the Company's use of the proceeds from the Mortgage Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Mortgage Notes or any other document in connection with the sale of the Mortgage Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.  NOTICE OF DEFAULTS.

          If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Mortgage Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Mortgage Note, the Trustee may withhold the notice if it determines that withholding notice is in the interests of the Holders of the Mortgage Notes.

SECTION 7.06.  REPORTS BY TRUSTEE TO HOLDERS OF THE MORTGAGE NOTES.

          Within 60 days after each ________ beginning with the ________ following the date of this Indenture, and for so long as Mortgage Notes remain outstanding, the Trustee shall mail to the Holders of the Mortgage Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

          A copy of each report at the time of its mailing to the Holders of Mortgage Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Mortgage Notes are listed in accordance with TIA
Section 313(d). The Company shall promptly notify the Trustee when the Mortgage Notes are listed on any stock exchange.

SECTION 7.07.  COMPENSATION AND INDEMNITY.

          The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder and under the Collateral Documents. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

          The Company shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Collateral Documents, including the costs and expenses of enforcing this Indenture or any Collateral Documents against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

          The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the Collateral Documents.

          To secure the Company's payment obligations in this Section, the Trustee shall have a Lien prior to the Mortgage Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Mortgage Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the Collateral Documents.

          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

          The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

SECTION 7.08.  REPLACEMENT OF TRUSTEE.

          A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

          The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Mortgage Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

          (a)  the Trustee fails to comply with Section 7.10 hereof;

          (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

          (c) a custodian or public officer takes charge of the Trustee or its property; or

          (d)  the Trustee becomes incapable of acting.

          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Mortgage Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Mortgage Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

          If the Trustee, after written request by any Holder of a Mortgage Note who has been a Holder of a Mortgage Note for at least six months, fails to comply with Section 7.10, such Holder of a Mortgage Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture and the Collateral Documents, and shall also act as the Collateral Agent under any Collateral Document. The successor Trustee shall mail a notice of its succession to Holders of the Mortgage Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.  SUCCESSOR TRUSTEE BY MERGER, ETC.

          If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10.  ELIGIBILITY; DISQUALIFICATION.

          There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

          This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

SECTION 7.11.  PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY.

          The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.


                                   ARTICLE 8
                    LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.  OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

          The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers' Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Mortgage Notes upon compliance with the conditions set forth below in this Article Eight.

SECTION 8.02.  LEGAL DEFEASANCE AND DISCHARGE.

          Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Mortgage Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Mortgage Notes, which shall thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Mortgage Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Mortgage Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such

Section, payments in respect of the principal of, and premium, if any, and interest on such Mortgage Notes when such payments are due, (b) the Company's obligations with respect to such Mortgage Notes under Article 2 and Section
4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.  COVENANT DEFEASANCE.

          Upon the Company's exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.14 hereof with respect to the outstanding Mortgage Notes on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Mortgage Notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Mortgage Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Mortgage Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Mortgage Notes shall be unaffected thereby. In addition, upon the Company's exercise under Section
8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(f) through 6.01(h) hereof shall not constitute Events of Default.

SECTION 8.04.  CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

     The following shall be the conditions to the application of either Section
8.02 or 8.03 hereof to the outstanding Mortgage Notes:

          In order to exercise either Legal Defeasance or Covenant Defeasance:

               (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Mortgage Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Mortgage Notes are being defeased to maturity or to a particular redemption date;

               (b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Mortgage Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

               (c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Mortgage Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

               (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Mortgage Notes pursuant to this Article Eight concurrently with such incurrence) or insofar as Sections 6.01(i) or 6.01(j) hereof are concerned, at any time in the period ending on the 91st day after the date of deposit;

               (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

               (f) the Company shall have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

               (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Mortgage Notes over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

               (h) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.05. DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

          Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 hereof in respect of the outstanding Mortgage Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such

Mortgage Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Mortgage Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

          The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Mortgage Notes.

          Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.  REPAYMENT TO COMPANY.

          Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Mortgage Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Mortgage Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.07.  REINSTATEMENT.

          If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture and the Mortgage Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section
8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Mortgage Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Mortgage Notes to receive such payment from the money held by the Trustee or Paying Agent.

                                   ARTICLE 9
                        AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.  WITHOUT CONSENT OF HOLDERS OF MORTGAGE NOTES.

          Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Mortgage Notes or any Collateral Documents without the consent of any Holder of a Mortgage Note:

          (a)  to cure any ambiguity, defect or inconsistency;

          (b) to provide for uncertificated Mortgage Notes in addition to or in place of certificated Mortgage Notes;

          (c) to provide for the assumption of the Company's obligations to the Holders of the Mortgage Notes in the case of a merger or consolidation pursuant to Article Five hereof;

          (d) to provide for certain amendments to the Collateral Documents expressly called for therein in the case of a merger or consolidation;

          (e) to execute and deliver any documents necessary or appropriate to release Liens on any Collateral as provided for herein or in any Collateral Documents;

          (f) to make any change that would provide any additional rights or benefits or Collateral to or for the benefit of the Holders or that does not adversely affect the legal rights of any such Holder hereunder or under the Collateral Documents; or

          (g) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

          Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of any amended or supplemental Indenture or Collateral Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture or Collateral Documents that affects its own rights, duties or immunities under this Indenture, any Collateral Documents or otherwise.

SECTION 9.02.  WITH CONSENT OF HOLDERS OF MORTGAGE NOTES.

          Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture or the Collateral Documents (including Section 3.09, 4.10 and 4.14 hereof) and the Mortgage Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Mortgage Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Mortgage Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Mortgage Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Mortgage Notes or any Collateral Document may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Mortgage Notes (including consents obtained in connection with a tender offer or exchange offer for the Mortgage Notes).

          Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, any amendment or supplement to any Collateral Document or any such waiver, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Mortgage Notes as aforesaid, and upon receipt by the Trustee of the documents described in
Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture or Collateral Document unless such amended or supplemental Indenture or Collateral Document affects the Trustee's own rights, duties or immunities under this Indenture or such Collateral Document or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture or Collateral Documents.

          It shall not be necessary for the consent of the Holders of Mortgage Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

          After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Mortgage Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Collateral Document or waiver. Subject to Sections
6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Mortgage Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, the Mortgage Notes or the Collateral Documents. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Mortgage Notes held by a non-consenting Holder):

               (a) reduce the principal amount of Mortgage Notes whose Holders must consent to an amendment, supplement or waiver;

               (b) reduce the principal of or change the fixed maturity of any Mortgage Note or alter or waive any of the provisions with respect to the redemption of the Mortgage Notes except as provided above in Sections 4.10 and 4.14 hereof;

               (c) reduce the rate of or change the time for payment of interest, including default interest, on any Mortgage Note;

               (d) waive an Event of Default in the payment of principal of or premium, if any, or interest or on the Mortgage Notes (except a rescission of acceleration of the Mortgage Notes by the Holders of at least a majority in aggregate principal amount of the Mortgage Notes and a waiver of the payment default that resulted from such acceleration);

               (e) make any Mortgage Note payable in money other than that stated in the Mortgage Notes;

               (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Mortgage Notes to receive payments of principal, premium, if any, or interest on the Mortgage Notes;

               (g) waive a redemption payment with respect to any Mortgage Note (other than a payment required by one of the covenants set forth in Sections 4.10 and 4.14 hereof);

               (h) directly or indirectly release Liens on all or substantially all of the Collateral except in connection with a permitted merger, consolidation or disposition of assets or repayment or redemption of the Mortgage Notes; or

               (i) make any change in the foregoing amendment and waiver provisions.

SECTION 9.03.  COMPLIANCE WITH TRUST INDENTURE ACT.

          Every amendment or supplement to this Indenture or the Mortgage Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04.  REVOCATION AND EFFECT OF CONSENTS.

          Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Mortgage Note is a continuing consent by the Holder of a Mortgage Note and every subsequent Holder of a Mortgage Note or portion of a Mortgage Note that evidences the same debt as the consenting Holder's Mortgage Note, even if notation of the consent is not made on any Mortgage Note. However, any such Holder of a Mortgage Note or subsequent Holder of a Mortgage Note may revoke the consent as to its Mortgage Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

          After an amendment, supplement or waiver becomes effective, it shall bind every Holder of a Mortgage Note, unless it makes a change described in any of clauses (g) through (h) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Mortgage Note who has consented to it and every subsequent Holder of a Mortgage Note or portion of a Note that evidences the same debt as the consenting Holder's Mortgage Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of and interest on a Mortgage Note, on or after the respective due dates expressed in such Mortgage Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.05.  NOTATION ON OR EXCHANGE OF MORTGAGE NOTES.

          The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Mortgage Note thereafter authenticated. The Company in exchange for all Mortgage Notes may issue and the Trustee shall authenticate new Mortgage Notes that reflect the amendment, supplement or waiver.

          Failure to make the appropriate notation or issue a new Mortgage Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.  TRUSTEE TO SIGN AMENDMENTS, ETC.

          The Trustee shall sign any amended or supplemental Indenture, amended Collateral Document or waiver authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental Indenture or amended Collateral Document until the Board of Directors approves it. In executing any amended or supplemental Indenture, amended Collateral Document or waiver the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture, amended Collateral Document or waiver is authorized or permitted by this Indenture.

                                   ARTICLE 10
                            COLLATERAL AND SECURITY

SECTION 10.01. COLLATERAL DOCUMENTS.

          The due and punctual payment of the principal of and interest or premium on the Mortgage Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Mortgage Notes and performance of all other obligations of the Company to the Holders of Mortgage Notes or the Trustee under this Indenture and the Mortgage Notes, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents. Each Holder of Mortgage Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms hereof and thereof and authorizes and directs the Trustee to enter into the Collateral Documents, to act as Collateral Agent for its benefit and the ratable benefits of the Holders of Mortgage Notes and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Documents, to assure and confirm to the Trustee the security interests and Liens in the Collateral contemplated hereby and by the Collateral Documents or any part thereof, as from time to time constituted, (including the pledge of the Capital Stock and Subsidiary Intercompany Notes of new Subsidiaries as provided in this Indenture and the Company Pledge Agreement) so as to render the same available for the security and benefit of this Indenture and of the Mortgage Notes secured hereby, according to the intent and purposes herein expressed. The Company shall take, or shall cause its Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the

Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien (except as provided in the Collateral Documents) in and on all the Collateral, in favor of the Trustee for the benefit of the Holders of Mortgage Notes, superior to and prior to the rights of all third Persons (except as provided in the Collateral Documents) and subject to no other Liens than Permitted Liens.

SECTION 10.02. RECORDING AND OPINIONS.

          (a) The Company shall furnish to the Trustee simultaneously with the execution and delivery of this Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering and filing of this Indenture, the Collateral Documents, financing statements or other instruments necessary to make effective the Liens intended to be created by the Collateral Documents, and reciting with respect to the security interests in the Collateral, the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Liens effective.

          (b) The Company shall furnish to the Trustee on [______________] in each year beginning with _________, an Opinion of Counsel, dated as of such date, either (i) (A) stating that, in the opinion of such counsel, all such action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of the Collateral Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, (B) stating that, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect the rights of the Holders of Mortgage Notes and the Trustee hereunder and under the Collateral Documents with respect to the Liens in the Collateral, or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens and assignment.

          (c)  The Company shall otherwise comply with the provisions of TIA
Section 314(b).

SECTION 10.03. RELEASE OF COLLATERAL.

          (a) Subject to subsections (b), (c) and (d) of this Section 10.03, Collateral may be released from the Liens and security interest created by the Collateral Documents at any time or from time to time at the sole cost and expense of the Company and upon request of the Company pursuant to an Officers' Certificate certifying that the release of the Liens is required by the terms of this Indenture, (i) upon payment in full of the Mortgage Notes in accordance with the terms thereof and of this Indenture and all other Obligations of the Company then due and owing under this Indenture, the Mortgage Notes and the Collateral Documents; (ii) upon the sale or other disposition of such Collateral constituting an Asset Sale if such sale or other disposition is not prohibited under this Indenture and if the Net Proceeds of such sale or other disposition are applied in accordance with this Indenture; (iii) to the extent a purchase money lien is granted on such Collateral to secure Indebtedness permitted under Section ____ hereof if the terms of such Indebtedness require such release; (iv) with respect to amounts in the Collateral Account (A) consisting of Net Cash Proceeds of Asset Sales, upon the expenditure of such cash if such expenditure is made in accordance with this Indenture and (B) consisting of cash proceeds from any other permitted sale or other disposition of Collateral and so long as no default shall have occurred and be continuing under this Indenture, upon the request of the Company therefor; and (v) as required under the terms of this Indenture, the Intercreditor Agreement or any other Collateral Document. In addition, second Liens, if any, on Collateral securing the Revolving Credit Loan will be released as specified in the Intercreditor Agreement. Transfers of Collateral among the Company and its Subsidiaries will be effected subject to the Liens in favor of the Trustee. Upon compliance with the above provisions and the provisions of Section 10.04 hereof, the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release provided by or on behalf of the Company to evidence the release of any Collateral requested or permitted to be released pursuant to this Indenture or the Collateral Documents.

          (b) No Collateral shall be released from the Lien and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents unless there shall have been delivered to the Trustee the certificates required by this Section 10.03 or by Section 10.04.

          (c) Except as otherwise required by the Intercreditor Agreement, at any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Mortgage Notes shall have been accelerated (whether by declaration or otherwise), no release of Collateral pursuant to the provisions of the Collateral Documents shall be effective as against the Holders of Mortgage Notes.

          (d) The release of any Collateral from the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable, the Company shall cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Liens and security interest of the Collateral Documents and relating to the substitution therefor of any property or securities to be subjected to the Liens and security interest of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

SECTION 10.04. CERTIFICATES OF THE COMPANY.

          The Company shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Collateral Documents, (i) all documents required by TIA Section 314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA Section 314(d). The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

SECTION 10.05.     CERTIFICATES OF THE TRUSTEE.

          In the event that the Company wishes to release Collateral in accordance with this Indenture and the Collateral Documents and has delivered the certificates and documents required by the Collateral Documents and Sections 10.03 and 10.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.04(b), shall deliver a certificate to the Collateral Agent setting forth such determination.

SECTION 10.06. AUTHORIZATION OF ACTIONS TO BE TAKEN BY THE TRUSTEE UNDER THE
               COLLATERAL DOCUMENTS INCLUDING THE INTERCREDITOR AGREEMENT.

          Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Mortgage Notes, take all actions it deems necessary or appropriate in order to
(a) enforce any of the terms of the Collateral Documents and (b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder. The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Mortgage Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens under the Collateral Documents or be prejudicial to the interests of the Holders of Mortgage Notes or of the Trustee). Further, each Holder of a Mortgage Note, by acceptance thereof, consents and agrees to the terms of the Intercreditor Agreement and the other Collateral Documents, and authorizes and directs the Trustee to enter into the Intercreditor Agreement and the other Collateral Documents and to perform its obligations and exercise its rights and remedies thereunder.

SECTION 10.07. AUTHORIZATION OF RECEIPT OF FUNDS BY THE TRUSTEE UNDER THE
               COLLATERAL DOCUMENTS.

          The Trustee is authorized to receive any funds for the benefit of the Holders of Mortgage Notes distributed under the Collateral Documents, and to make further distributions of such funds to the Holders of Mortgage Notes according to the provisions of this Indenture.

SECTION 10.08. TERMINATION OF SECURITY INTEREST.

          Upon the payment in full of all Obligations of the Company under this Indenture and the Mortgage Notes, or upon Legal Defeasance, the Trustee shall, at the request of the Company, release the Liens pursuant to this Indenture and the Collateral Documents.


                                   ARTICLE 11
                                 MISCELLANEOUS

SECTION 11.01. TRUST INDENTURE ACT CONTROLS.

          If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

SECTION 11.02. NOTICES.

          Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

          If to the Company:

               American Rice, Inc.
               16825 Northchase Drive
               Suite 1600
               Houston, TX  77060
               Telecopier No.:  (713) 872-1929
               Attention:  Vice President of Finance

          With a copy to:

               _______________________________
               _______________________________
               _______________________________
               Telecopier No.:  ______________
               Attention:  ___________________

          If to the Trustee:

               U.S. Trust Company of Texas, N.A.
               _______________________________
               _______________________________
               Telecopier No.:  ______________
               Attention:  ___________________


          The Company or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

          All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

          Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

          If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

          If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.03. COMMUNICATION BY HOLDERS OF MORTGAGE NOTES WITH OTHER HOLDERS OF
               MORTGAGE NOTES.

          Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Mortgage Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 11.04. CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

          Upon any request or application by the Company to the Trustee to take any action under this Indenture or the Collateral Documents, the Company shall furnish to the Trustee:

          (a) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or the Collateral Documents relating to the proposed action have been satisfied; and

          (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.05. STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

          (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

          (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.06. RULES BY TRUSTEE AND AGENTS.

          The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND
               STOCKHOLDERS.

          No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Mortgage Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Mortgage Notes by accepting a Mortgage Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Mortgage Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 11.08. GOVERNING LAW.

          THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE MORTGAGE NOTES AND, EXCEPT AS SET FORTH IN ANY COLLATERAL DOCUMENT, THE COLLATERAL DOCUMENTS.

SECTION 11.09. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

          This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10. SUCCESSORS.

          All agreements of the Company in this Indenture and the Mortgage Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.11. SEVERABILITY.

          In case any provision in this Indenture or in the Mortgage Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12. COUNTERPART ORIGINALS.

          The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.13. TABLE OF CONTENTS, HEADINGS, ETC.

          The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.


                         [Signatures on following page]

                                   SIGNATURES

Dated as of ______, 1994                AMERICAN RICE, INC.


                                        By: _________________________________
                                            Name:
                                            Title:

Attest:


_______________________________         (SEAL)


Dated as of ______, 1994                U.S. TRUST COMPANY OF TEXAS, N.A.


                                        By: _________________________________
                                            Name:
                                            Title:
Attest:


_______________________________         (SEAL)

===============================================================================


                                   EXHIBIT A
                            (Face of Mortgage Note)

                         ____% Mortgage Notes Due 2005


No.                                                                 $__________

                              AMERICAN RICE, INC.

         promises to pay to

         or registered assigns,

         the principal sum of

         Dollars on _________ __, 200_.

         Interest Payment Dates:  ________ __, and ________ __

         Record Dates:  ________ __, and ________ __


                                        Dated: _______________ __, 199__

                                        AMERICAN RICE, INC.

                                        By:______________________________
                                           Name:
                                           Title:

                                                  (SEAL)

This is one of the Mortgage
Notes referred to in the
within-mentioned Indenture:

U.S. TRUST COMPANY OF TEXAS, N.A.,
as Trustee

By:__________________________________

===============================================================================

                            (Back of Mortgage Note)

                          ___% Mortgage Notes due 2005


         Capitalized terms used herein shall have the meanings assigned to them in this Indenture referred to below unless otherwise indicated.

         1. INTEREST. American Rice, Inc., a Texas corporation (the "Company"), promises to pay interest on the principal amount of this Mortgage Note at ___% per annum from ________________, 199_ until maturity. The Company shall pay interest semi-annually on _________ __ and _________ __ of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Mortgage Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Mortgage Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be _____________, 199_. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

         2. METHOD OF PAYMENT. The Company shall pay interest on the Mortgage Notes (except defaulted interest) to the Persons who are registered Holders of Mortgage Notes at the close of business on the _________ __ or _________ __ next preceding the Interest Payment Date, even if such Mortgage Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of this Indenture with respect to defaulted interest. The Mortgage Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium on, all Mortgage Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

         3. PAYING AGENT AND REGISTRAR. Initially, U.S. Trust Company of Texas, N.A., the Trustee under this Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

         4. INDENTURE AND COLLATERAL DOCUMENTS. The Company issued the Mortgage Notes under an Indenture dated as of ____________, 1995 ("Indenture") between the Company and the Trustee. The terms of the Mortgage Notes include those stated in this Indenture and those made part of this Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Section
Section 77aaa-77bbbb). The Mortgage Notes are subject to all such terms, and Holders are referred to this Indenture and such Act for a statement of such terms. The Mortgage Notes are secured obligations of the Company limited to

$___ million in aggregate principal amount. As provided in the Indenture and the Collateral Documents, and subject to the terms of any Intercreditor Agreement, the Mortgage Notes are secured the Collateral. Each Holder, by accepting a Mortgage Note, agrees to be bound by the terms of the Collateral Documents and the Intercreditor Agreement. Liens may be released in accordance with the Indenture.

         5.  OPTIONAL REDEMPTION.

         (a) Except as set forth in subparagraph (b) of this Paragraph 5, the Company shall not have the option to redeem the Mortgage Notes prior to ________ __, 2000. Thereafter, the Company shall have the option to redeem the Mortgage Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve- month period beginning on ___________ of the years indicated below:


                 YEAR                                                                PERCENTAGE
                 ----                                                                ----------
                 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   _______%
                 2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   _______%
                 2002   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   _______%
                 2003 and thereafter  . . . . . . . . . . . . . . . . . . . . . . .   100.000%


     (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to _______ __, 1998, the Company may redeem up to one-third of the initial aggregate principal amount of the Mortgage Notes with the net proceeds of an initial public offering of its common stock at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest to the date of redemption; provided that at least two-thirds of the aggregate principal amount of the Mortgage Notes originally issued remain outstanding immediately after the occurrence of such redemption and that such redemption occurs within 60 days of the date of the closing of such initial public offering.

     6.  MANDATORY REDEMPTION.

     Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Mortgage Notes.

     7.  REPURCHASE AT OPTION OF HOLDER.

     (a) If there is a Change of Control, the Company shall be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Mortgage Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (if prior to ________ ___, 199__) or 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (if on or after _______, 2003) (in either case, the "Change of Control Payment"). Within 10 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by this Indenture.

     (b) If the Company or a Subsidiary consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall commence an offer to all Holders of Mortgage Notes (as "Asset Sale Offer") pursuant to
Section 3.09 of this Indenture to purchase the maximum principal amount of Mortgage Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that the aggregate amount of Mortgage Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such deficiency for general corporate purposes. If the aggregate principal amount of Mortgage Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Mortgage Notes to be purchased on a pro rata basis. Holders of Mortgage Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Mortgage Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Mortgage Notes.

     8. NOTICE OF REDEMPTION. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Mortgage Notes are to be redeemed at its registered address. Mortgage Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Mortgage Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Mortgage Notes or portions thereof called for redemption.

     9. DENOMINATIONS, TRANSFER, EXCHANGE. The Mortgage Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Mortgage Notes may be registered and Mortgage Notes may be exchanged as provided in this Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by this Indenture. The Company need not exchange or register the transfer of any Mortgage Note or portion of a Mortgage Note selected for redemption, except for the unredeemed portion of any Mortgage Note being redeemed in part. Also, it need not exchange or register the transfer of any Mortgage Notes for a period of 15 days before a selection of Mortgage Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

     10. PERSONS DEEMED OWNERS. The registered Holder of a Mortgage Note may be treated as its owner for all purposes.

     11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, this Indenture or the Mortgage Notes or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Mortgage Notes, and any existing default or compliance with any provision of this Indenture or the Mortgage Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Mortgage Notes. Without the consent of any Holder of a Mortgage Note, this Indenture or the Mortgage Notes or the Collateral Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Mortgage Notes in addition to or in place of certificated Mortgage Notes, to provide for the assumption of the Company's obligations to Holders of the Mortgage Notes in case of a merger or consolidation, to make any change that would provide any additional rights, benefits or collateral to the Holders of the Mortgage Notes or that does not adversely affect the legal rights under this Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.





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
     12. DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Mortgage Notes; (ii) default in payment when due of principal of or premium, if any, on the Mortgage Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by the Company or any Subsidiary to comply with Section 4.07, 4.09, 4.10, 4.14 or 5.01 of this Indenture, which failure remains uncured for 30 days; (iv) failure by the Company or any Subsidiary for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Mortgage Notes then outstanding to comply with certain other agreements in this Indenture, the Mortgage Notes or the Collateral Documents; (v) default under certain other agreements relating to Indebtedness of the Company which default is a payment default or results in the acceleration of such Indebtedness prior to its express maturity; (vi) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; (viii) the breach of certain covenants in the Collateral Documents or any Collateral Documents shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Liens or assets in excess of $5.0 million ceases to be valid and perfected; or (ix) defaults under certain leases. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Mortgage Notes may declare all the Mortgage Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Mortgage Notes shall become due and payable without further action or notice. Holders may not enforce this Indenture or the Mortgage Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Mortgage Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Mortgage Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Mortgage Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Mortgage Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Mortgage Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Mortgage Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Mortgage Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Mortgage Notes.

     15. AUTHENTICATION. This Mortgage Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint





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
tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

     18. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Mortgage Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Mortgage Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     The Company shall furnish to any Holder upon written request and without charge a copy of this Indenture and any Collateral Documents. Requests may be made to:

               American Rice, Inc.
               16825 Northchase Drive
               Suite 1600
               Houston, Texas  77060
               Attention:  Vice President of Finance





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
                                ASSIGNMENT FORM


     To assign this Mortgage Note, fill in the form below: (I) or (we) assign and transfer this Mortgage Note to

_______________________________________________________________________________
                 (Insert assignee's soc. sec. or tax I.D. no.)

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________
             (Print or type assignee's name, address and zip code)

and irrevocably appoint________________________________________________________
to transfer this Mortgage Note on the books of the Company. The agent may substitute another to act for him.

_______________________________________________________________________________

Date: _________________________

                                        Your Signature:________________________
          (Sign exactly as your name appears on the face of this Mortgage Note)


Signature Guarantee.





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
                       OPTION OF HOLDER TO ELECT PURCHASE

          If you want to elect to have this Mortgage Note purchased by the Company pursuant to Section 4.10 or 4.14 of this Indenture, check the box below:

          / / Section 4.10         / / Section 4.14

          If you want to elect to have only part of the Mortgage Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of this Indenture, state the amount you elect to have purchased: $___________


Date:____________________                Your Signature:_______________________
                       (Sign exactly as your name appears on the Mortgage Note)

                                         Your Tax Identification No.:__________


Signature Guarantee.





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